EXHIBIT 99.1

PART I

Items 1 and 2.  Business and Properties

General
We are an independent international contractor serving the oil, gas and power industries, governmental entities, and the refinery and petrochemical industries. We provide engineering; construction; engineering, procurement and construction (“EPC”) and specialty services to industry and governmental entities worldwide, specializing in pipelines and associated facilities for onshore and coastal locations. For the downstream oil and gas markets, primarily refineries, we provide turnaround services, tank services, heater services, construction services and safety services.  We also manufacture specialty items for refinery and petrochemical process units.  We place particular emphasis on achieving the best risk-adjusted returns. Depending upon market conditions, we may work in developing countries and we believe our experience gives us a competitive advantage in frontier areas where experience in dealing with project logistics is an important consideration for project award and execution. We also believe our engineering and planning and project management expertise, as it relates to optimizing the structure and execution of a project, provides us with a competitive advantage in all the markets we address.

We are incorporated in the Republic of Panama and maintain our headquarters at Plaza 2000 Building, 50th Street, 8th Floor, P.O. Box 0816-01098, Panama, Republic of Panama; our telephone number is +50-7-213-0947. Panama’s General Corporation Law is substantially modeled on the New York and Delaware corporate laws as they existed in 1932. Panama does not tax income derived from activities conducted outside Panama. All significant operations are carried out by the following material direct or indirect subsidiaries:

•	Willbros USA, Inc.;

•	Willbros Construction (U.S.) LLC;

•	Willbros Canada Holdings ULC;

•	Integrated Service Company LLC;

•	Willbros Engineers (U.S.) LLC;

•	Willbros Project Services (U.S.) LLC;

•	Willbros Midstream Services (U.S.), LLC;

•	Willbros Construction Services (Canada) L.P.;

•	Willbros Midwest Pipeline Construction (Canada) L.P.;

•	Willbros Government Services (U.S.), LLC;

•	Willbros Middle East, Ltd.; and

•	The Oman Construction Company (TOCO) L.L.C.

The Willbros corporate structure is designed to comply with jurisdictional and registration requirements associated with work bid and performed and to reduce worldwide taxation of operating income. Additional subsidiaries may be formed in specific work countries where necessary or useful for compliance with local laws or tax objectives. Administrative services are provided by Willbros USA, Inc., whose administrative headquarters are located at 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027, telephone number (713) 403-8000.

Our public internet site is http://www.willbros.com/. We make available free of charge through our internet site, via a link to Edgar Online, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission. Our common stock is traded on the New York Stock Exchange under the symbol “WG.”

In addition, we currently make available on http://www.willbros.com/ our annual reports to stockholders. You will need to have the Adobe Acrobat Reader software on your computer to view these documents, which are in the .PDF format. If you do not have Adobe Acrobat, a link to Adobe Systems Incorporated’s internet site, from which you can download the software, is provided.

Recent Developments

At a special meeting of our stockholders held on February 2, 2009, our stockholders approved a proposed merger for the purpose of reorganizing our company.  As a result of the merger, Willbros Group, Inc. will become a direct, wholly-owned subsidiary of a newly formed Delaware corporation also named Willbros Group, Inc. and each of our stockholders will become a stockholder of the new Delaware corporation. We believe the merger will facilitate our business strategies, improve our access to U.S. capital markets and funding, improve our strategic flexibility, expand our access to U.S. government and private sector contracts, and enhance our operational focus. We intend to complete the merger as soon as practicable.

Business Segments

Our segments are strategic business units that are defined by the industry segments served and are managed separately as each has different operational requirements and strategies. We operate through two business segments: Upstream Oil & Gas and Downstream Oil & Gas. These segments currently operate primarily in the United States, Canada, and Oman.  Management evaluates the performance of each operating segment based on operating income.  Our corporate operations include the executive management, general, administrative, and financing functions of the organization.  The costs to provide these services are allocated, as are certain other corporate assets, between the two operating segments.

We provide our services, as the scope of work requires, through professional engineering, technical, construction management and craft personnel utilizing engineering systems, hardware and software and a large fleet of company-owned and leased equipment that includes pipe laying equipment, heavy construction equipment, transportation equipment, camp equipment and specialty tools. An inventory of spare parts and tools, which we strategically position and maintain to maximize availability and minimize cost, supports our equipment fleet. Over the years, we have been employed by more than 400 clients to carry out work in 60 countries. Within the past ten years, we have worked in North America, the Middle East, Africa, Australia and South America. We currently have a steady base of operations in the United States, Canada, and Oman.

Private sector clients have historically accounted for the majority of our revenue. Governmental entities and agencies have accounted for the remainder. Our top ten clients were responsible for 65 percent of our continuing revenue in 2008 (73 percent in 2007 and 61 percent in 2006).

See Note 14 – Segment Information to the Consolidated Financial Statements included in Item 8 of this Form 10-K for more information on our operating segments.

Services Provided

The Company provides engineering, construction, maintenance and EPC services, including development activities, in the business segments described above. We also have experience in the operation of the types of facilities we design and build. We may make equity investments in some projects to enhance our competitive position for the work assignments associated with the project. In other instances, our experience enables us to understand and manage project completion risk, and in these cases we may elect to develop and own a complete facility which will provide attractive internal rates of return over an extended period of time.

Engineering services

We provide project management, engineering, and material procurement services to the oil, gas, power and refining industries and government agencies. We specialize in providing engineering services to assist clients in constructing or expanding pipeline systems, compressor stations, pump stations, fuel storage facilities, and field gathering and production facilities. Over the years, we have developed expertise in addressing the unique engineering challenges involved with pipeline systems and associated facilities. We provide our engineering services through engineering resources located at the project site or at our offices in Tulsa, Oklahoma and Kansas City, Missouri.

Specifically, our engineering services include, among others:

•	feasibility studies;
•	conceptual engineering services;
•	detailed design services;
•	route/site selection;
•	construction management;
•	turnkey EPC arrangements;
•	alliance arrangements;
•	material procurement;
•	planning and management of maintenance programs;
•	overall project management;
•	planning and management of system integrity services;
•	permitting services;
•	commissioning/startup; and
•	bid support for other Willbros subsidiaries.

To complement our engineering services, we also provide a full range of field services, including:

•	surveying;
•	right-of-way acquisition;
•	material receiving and control;
•	construction inspection; and
•	facility startup assistance.

These services are furnished to a number of oil, gas, power, refining and government clients on a stand-alone basis and are also provided as part of EPC contracts undertaken by us.

The buying process of our customers includes close scrutiny of our experience and capabilities with respect to project requirements. Some of those requirements may involve:

Climatic Constraints.  In the design of pipelines and associated facilities to be installed in harsh environments, special provisions for metallurgy of materials and foundation design must be addressed. We are experienced in designing pipelines for arctic conditions (where permafrost and extremely low temperatures are prevalent), desert conditions, mountainous terrain, swamps and offshore.

Environmental Impact of River Crossings/Wetlands.  We have considerable capability in designing pipeline crossings of rivers, streams and wetlands in such a way as to minimize environmental impact. We possess expertise to determine the optimal crossing techniques, such as open cut, directionally-drilled or overhead, and to develop site-specific construction methods to minimize bank erosion, sedimentation and other environmental impacts.

Seismic Design and Stress Analysis.  Our engineers are experienced in seismic design of pipeline crossings of active faults and areas where liquefaction or slope instability may occur due to seismic events. Our engineers also carry out specialized stress analyses of piping systems that are subjected to expansion and contraction due to temperature changes, as well as loads from equipment and other sources.

Hazardous Materials.  Special care must be taken in the design of pipeline systems transporting sour gas. Sour gas not only presents challenges regarding personnel safety since hydrogen sulfide leaks can be extremely hazardous, but also requires that material be specified to withstand highly corrosive conditions. Our engineers have extensive natural gas experience which includes design of sour gas systems.

Hydraulics Analysis for Fluid Flow in Piping Systems.  We employ engineers with the specialized knowledge necessary to address properly the effects of both steady state and transient flow conditions for a wide variety of fluids transported by pipelines, including natural gas, crude oil, refined petroleum products, natural gas liquids, carbon dioxide and water. This expertise is important in optimizing the capital costs of pipeline projects where pipe material costs typically represent a significant portion of total project capital costs.

We have developed significant expertise with respect to each of the following:

Natural Gas Transmission Systems.  The expansion of the natural gas transportation network in the United States in recent years has been a major contributor to our engineering business. We believe we have established a strong position as a leading supplier of project management and engineering services to natural gas pipeline transmission companies in the United States. Since 1988, we have provided engineering services for over 20 major natural gas projects in the United States, including the Gulfstream Natural Gas System project, completed in 2002, and the Guardian Pipeline Project, both Phase I, completed in 2004 and Phase II, nearing completion at the end of 2008.

Liquids Pipelines and Storage Facility Design.  We have engineered a number of crude oil and refined petroleum products systems throughout the world, and have become recognized for our expertise in the engineering of systems for the storage and transportation of petroleum products and crude oil. In 2001, we provided engineering and field services for conversion of a natural gas system in the mid-western United States, involving over 797 miles of 24-inch to 26-inch diameter pipeline to serve the upper Midwest with refined petroleum products. In 2003, we completed EPC services for the expansion of a petroleum products pipeline to the Midwest involving 12 new pump stations, modifications to another 13 pump stations and additional storage.  In 2007 we began an EPC project to expand mainline capacity of a crude oil pipeline system in the southern United States through the installation of additional pump stations and storage.  This project was nearing completion at the end of 2008.

U.S. Government Services.  Since 1981, we have established our position with U.S. government agencies as a leading engineering contractor for jet fuel storage as well as aircraft fueling facilities, having performed the engineering for major projects at eight U.S. military bases, including three air bases outside the United States. The award of these projects was based largely on contractor experience and personnel qualifications. Also, in the past ten years we have won five so-called “Design-Build-Own-Operate-Maintain” projects to provide fueling facilities at military bases in the United States for the U.S. Defense Energy Support Center.  From time to time we add additional features to these facilities such as tanks and pumps for alternative fuels.

Design of Peripheral Systems.  Our expertise extends to the engineering of a wide range of project peripherals, including various types of support buildings and utility systems, power generation and electrical transmission, communications systems, fire protection, water and sewage treatment, water transmission, roads and railroad sidings.

Procurement.  Because procurement plays such a critical part in the success of any project, we maintain an experienced staff to carry out the procurement of all materials and services. Procurement services are provided to clients as a complement to the engineering services performed for a project. Material and services procurement is especially critical to the timely completion of construction on the EPC contracts we undertake. We maintain a computer-based material procurement, tracking and control system, which utilizes software enhanced to meet our specific requirements.

Pipeline Integrity Testing, Management & Maintenance.  In response to the increase in regulatory oversight and aging pipeline infrastructure, we developed state-of-the-art pipeline inspection and testing methods to complement our pipeline maintenance and construction capabilities. We can assist our clients with all aspects of their pipeline testing, maintenance and operating requirements  as well as assist in the evaluation, design and costing of network expansion projects.

EPC Services

Both Upstream Oil & Gas and Downstream Oil & Gas utilize the EPC contract structure for certain projects.  EPC projects often yield profit margins on the engineering and construction components consistent with stand-alone contracts for similar services. Our benefits from performing EPC projects include the incremental income associated with project management and the income we capture on the procurement component of the contract.  Both of these income generating activities are relatively low risk compared with the construction aspect of the project. In performing EPC contracts, we participate in numerous aspects of a project. We are therefore able to determine the most efficient design, permitting, procurement and construction sequence for a project in connection with making engineering and constructability decisions. EPC contracts enable us to deploy our resources more efficiently and capture those efficiencies in the form of improved margins on the engineering and construction components of these projects, at the same time optimizing the overall project solution and execution for the client. While EPC contracts carry lower margins for the procurement component, which can be a significant portion of the total contract value, we believe the increased control over all aspects of the project, coupled with higher margins for engineering and construction portions, makes these types of contracts attractive to us and our customers. EPC projects are managed and reported by the segment and business unit best qualified to provide the identified scope of work. We intend to capitalize on our experience as a service company with the ability to integrate engineering, procurement, and construction services into an EPC format for the benefit of our clients and plan to use this capability in order to capture more of this business.

Specialty Services

We utilize the skill sets and resources from our engineering, construction and EPC services to provide a wide range of support and ancillary services related to the construction, operation, repair and rehabilitation of pipelines and other hydrocarbon processing facilities. Frequently, such services require the utilization of specialized equipment, which is costly and requires operating expertise. Due to the initial equipment cost and operating expertise required, many client companies hire us to perform these services. We own and operate a variety of specialized equipment that is used to support construction projects and to provide a wide range of oilfield and plant services.

Upstream Oil & Gas Segment

We are one of the most experienced contractors serving the oil, gas and power industries. Our construction capabilities include the expertise to construct and replace large-diameter cross-country pipelines and to fabricate engineered structures, process modules and facilities; to construct oil and gas production facilities, pump stations, flow stations, gas compressor stations, gas processing facilities and other related facilities.

Pipeline Construction.  World demand for pipelines results from the need to move millions of barrels of crude oil and petroleum products and billions of cubic feet of natural gas to refiners, processors and consumers each day. Pipeline construction is capital-intensive, and we own, lease, operate and maintain a fleet of specialized equipment necessary for operations in the pipeline construction business. We focus on pipeline construction activity for large diameter cross-country pipelines in remote areas and harsh climates where we believe our experience gives us a competitive advantage. In our history, we have performed work in 60 countries and constructed over 124,000 miles of pipeline, which we believe positions us in the top tier of pipeline contractors in the world. To mitigate tight labor markets, since 2004, we have developed the expertise to employ automatic welding processes in the onshore construction of large-diameter (greater than 30-inch) natural gas pipelines and have constructed over 400 miles of such pipelines using automatic welding processes in the United States, Canada, and Oman.

The construction of a cross-country pipeline involves a number of sequential operations along the designated pipeline right-of-way. These operations are virtually the same for all overland pipelines, but personnel and equipment may vary widely depending upon such factors as the time required for completion, general climatic conditions, seasonal weather patterns, the number of road crossings, the number and size of river crossings, terrain considerations, extent of rock formations, density of heavy timber and amount of swamp.

Onshore construction often involves separate crews to perform the following different functions:

•	clear the right-of-way;
•	grade the right-of-way;
•	excavate a trench, in which to bury the pipe;
•	haul pipe to intermediate stockpiles, from which stringing trucks carry pipe and place individual lengths (joints) of pipe alongside the ditch;
•	bend pipe joints to conform to changes of direction and elevation;
•	clean pipe ends and line up the succeeding joint;
•	perform various welding operations;
•	inspect welds non-destructively;
•	clean pipe and apply anti-corrosion coatings;
•	lower pipe into the ditch;
•	backfill the ditch;

•	bore and install highway and railroad crossings;
•	drill, excavate or dredge and install pipeline river crossings;
•	tie in all crossings to the pipeline;
•	install mainline valve stations;
•	conduct pressure testing;
•	install cathodic protection system; and
•	perform final clean up.

Special equipment and techniques are required to construct pipelines across wetlands and offshore. We have used swamp pipe laying methods extensively in Nigeria, where a significant portion of our construction operations were carried out in the Niger River Delta. This expertise is applicable in wetland regions elsewhere and can provide a competitive advantage for projects in such venues as south Louisiana, where we expect to see additional work opportunities.

Fabrication.  Fabrication services can be a more efficient means of delivering engineered, major process or production equipment with improved schedule certainty and quality. We provide fabrication services and are capable of fabricating such diverse deliverables as process modules, station headers, valve stations, and flare pipes and tips. We currently operate two fabrication facilities in Alberta, Canada, allowing us the opportunity to provide process modules and other fabricated assemblies to the heavy oil market in northern Alberta. We also have one fabrication facility in the United States.

Facilities Construction.  Companies in the hydrocarbon value chain require various facilities in the course of producing, processing, storing and moving oil, gas, products and chemicals. We are experienced in and capable of constructing facilities such as pump stations, flow stations, gas processing facilities, gas compressor stations and metering stations. We can provide a full range of services for the engineering, design, procurement and construction of processing, pumping, compression, and metering facilities. We are capable of building such facilities onshore, offshore in shallow water or in swamp locations. The construction of station facilities, while not as capital-intensive as pipeline construction, is generally characterized by complex logistics and scheduling, particularly on projects in locations where seasonal weather patterns limit construction options, and in countries where the importation process is difficult. Our capabilities have been enhanced by our experience in dealing with such challenges in numerous countries around the world.

Downstream Oil & Gas Segment

Our Downstream Oil & Gas unit is a fully integrated solutions provider of turnaround, maintenance and capital projects for the refinery and petrochemical industries, with a customer base including major integrated oil companies, independent refineries and marketers, marketing and pipeline terminals and petrochemical companies. We also provide services to select EPC firms, independent power producers, specialty process facilities and ammonia and fertilizer manufacturing plants and facilities. Our principal downstream oil and gas construction services include:

•	turnkey project services through program management and EPC project services;
•
construction and turnaround services which include turnaround services for fluid catalytic cracking units, the main gasoline producing unit in a refinery, which have three to five year required maintenance intervals in order to maintain production efficiency;

•	manufacturing services for process heaters, heater coils, alloy piping, specialty components and other equipment for installation in oil refineries;
•	heater services including design, manufacture and installation of fired heaters in refining and process plants;
•	tank services for construction, maintenance or repair of petroleum storage tanks, typically located at pipeline terminals and refineries; and
•	safety services for supplementing a refinery’s safety personnel and permitting and providing safety equipment.

Turnkey Project Services.  The refining and process industries endeavor to minimize costs through operating efficiencies and hiring experienced process engineering as needed.  Often it is more cost effective to engage a contractor to oversee and manage the planning, engineering, procurement, installation and commissioning of new capacity additions, revamps or new process units to support the need to meet new refining or manufacturing specifications.  Our experience and capability covers the breadth of all process units in a refinery where we offer clients a single source solution for accomplishing expansion and revamp programs. We seek to do this in the most efficient, competitive manner and supply both our own personnel and supplemental services of other contractors as needed.

Construction, Turnaround and Specialty Welding Services.  When performing a construction and maintenance project as part of a refinery turnaround, detailed planning and execution to minimize the length of the outage, which can cost owners millions of dollars in downtime, is demanded.  Our experience includes successful turnaround execution on the largest, most complex fluid catalytic cracking (“FCC”) units, the major process unit in a refinery.  Our record in providing a construction-driven approach with attention to planning, schedule and safety places us at the forefront of qualified bidders in North America for work on FCC units, and that recognition enables us to qualify to bid for most turnaround projects of interest to us.  These services include refractory related projects, furnace re-tube and revamp projects, stainless and alloy welding services and heavy rigging and equipment setting. The skills and experience imparted from our turnaround experience apply equally to less schedule-sensitive new construction, and we can provide construction services for new units or expansion and revamp projects.

Manufacturing Services.  We have manufacturing facilities located on two sites in the Tulsa, Oklahoma area, with easy access to truck, rail, air and river barge transportation through the inland most ice-free port in the United States, the Kerr-McClellan Navigation System.  Specialty equipment that can be fabricated includes FCC components, reactors and regenerators, refractory, process heater coils and components, process piping spools (alloy and carbon steel), specialty welding, and plate cutting and rolling.  Our Mohawk facility consists of 150,000 square feet of manufacturing space, which includes significant convection section fabricator capacity and which also allows us to fabricate heater and furnace components. We believe our ability to combine the quality fabrication and timely manufacturing of these components is complementary to other services we provide and offers a competitive advantage for us.

Heater Services.  We are a vertically integrated provider of process heater services in North America which can perform engineering studies; process, mechanical, structural, and instrumentation and electrical design; fabrication and manufacture; and installation and erection of fired heaters in a one-stop shop.  We also specialize in modifications to existing fired heaters for expanded service or process improvement.  Our senior managers each have over 30 years of experience in this specialized service.

Tank Services. We provide services to the aboveground storage tank industry.  Areas we address include: American Petroleum Institute (“API”) compliant tank maintenance and repair; floating roof seals; floating roof installations and repairs; secondary containment bottoms, cone roof and structure replacements; and new API compliant aboveground storage tanks.  We provide these services as stand-alone or in combination, including EPC solutions.

Safety Services.  We provide both safety services and equipment to support the safety and quality requirements of our clients.  We can provide safety supervisors, confined space and fire watch services, confined space rescue and training, safety planning services, technicians, training, drug screening and medical personnel.  Our safety services also include safety service vehicles to support the services offered and to provide necessary equipment including first aid equipment, fire retardant clothing, fall protection equipment, fresh air equipment, gas detectors and breathing air supply trailers.  We are an authorized dealer for fire-retardant and Nomex safety clothing and a variety of equipment lines.

Current Market Conditions

We continue to believe that long term fundamentals support increasing demand for our services to the energy industry.  However, the global financial and economic environment is limiting visibility in our business beyond our current backlog as many energy industry participants consider scaling back projects, delaying investment in planned projects or asking for revised bids on previously awarded work to obtain lower prices. Declining short-term demand  for both natural gas and crude oil and an associated decrease in commodity energy prices, coupled with limited access to capital markets, are driving decisions by some potential customers to scale back capital budgets relative to 2008 expenditure levels. Currently, expenditure levels anticipated in 2009, while diminished from 2008, remain at high levels and are expected to exceed expenditure levels from 2006. As a result we expect continued demand for our services. However, we also believe market conditions will increasingly reflect the historical pattern of shorter intervals from project award to execution and therefore, contract backlog would also remain on the books for shorter periods of time.  Additionally, our recent contract awards, coupled with the increase in caution by our customers, lead us to believe that contract terms and conditions will reflect a more competitive bid and risk allocation environment.  However, demand for our services remains above historical levels, and we expect many of our new business initiatives related to expansion of government services and capabilities in the Middle East and North Africa will provide new growth opportunities.

We believe that despite the near-term market uncertainty, several factors influencing the global energy markets will result in increased activity across our primary lines of business.  The fundamental factors that we expect will lead to higher levels of energy-related capital expenditures include:

•	efforts to establish new oil and gas production in more politically secure regions of the world;
•	rising global energy demand resulting from economic growth in developing countries;
•	the need for larger oil and gas transportation infrastructure in a number of developing countries;
•	the increasing role of natural gas as a fuel for power generation and other uses in producing countries;
•	decline in existing producing reservoirs which will require additional investment to stabilize or reverse the decline in production;
•	initiatives to reduce natural gas flaring worldwide; and
•	the aging of energy infrastructure.

Long term global demand for energy is expected to continue to grow, with the Energy Information Administration forecasting 2030 demand to be 50 percent higher than 2005 levels.  This growth will require new infrastructure to align primary reserve, production and demand centers. Development of new energy sources, often in increasingly remote locations, as well as ongoing replacement and maintenance of aging infrastructure, will require ongoing investment in both the immediate and longer terms. Geopolitical considerations are also likely to impact investment decisions as many governments seek to secure more stable access to resources. In the United States, we believe this may drive ongoing investment in the development of shale gas plays, as well as Alaskan resources, and may ultimately impact development of natural gas and oil sands reserves in Canada. Environmental considerations are also likely to be a key factor in future energy investment decisions in North America and globally, potentially driving increased incentives for production of cleaner burning fuels such as natural gas.

While the market uncertainty and more cautious spending programs of our customers will also likely impact our downstream oil and gas business, we believe that many of our customers will continue to spend on maintenance and repair programs which account for a significant portion of our downstream oil and gas services.  Following the recent period of sustained high utilization rates at refineries and other downstream oil and gas processing facilities, which was not conducive to significant shutdowns, we believe these maintenance expenditures are particularly critical.  Additionally, despite more limited capital spending in the near term, we believe that long term market dynamics will continue to support future growth for our downstream oil and gas services. We expect our customers to continue to make investments in upgrades to handle lower quality inputs, increase efficiencies and comply with environmental standards.  Environmental regulations, particularly with respect to sulfur and benzene content in refined products will continue to drive the need for additional upgrades at processing facilities. Industry data indicate that the market in the United States for capital maintenance, repair and overhaul (“MRO”) refinery projects to be in the $6 billion range in 2009.

Upstream Oil & Gas

Ongoing development of existing hydrocarbon reserves, as well as development of significant new reserves, particularly throughout North America, will continue to drive the need for hydrocarbon transportation infrastructure. While we believe the size and attractive geographic location of these new reserves will create significant investment in North American pipelines, the current global economic conditions, resulting in lower near term energy demand and declining commodity prices, have created uncertainty with respect to the timing of these investments. We believe that the level of infrastructure development activity will be significant and that Willbros is well positioned to participate in this infrastructure build out when it occurs. Development of gas reserves in the unconventional gas developments, including the Haynesville, Marcellus, Barnett, Woodford and Fayetteville shales, has created the need for new mainline pipeline infrastructure to transport natural gas to high value markets in the eastern United States.  Projects in the United States and Canada include natural gas, crude oil and product pipelines.  We believe the ongoing drilling of highly productive horizontal wells in the shale plays in North America will continue to provide select opportunities, but with the anticipated slowing of drilling activity, we expect to see more competition for available projects in the near term.  We also believe our opportunity to provide total project solutions with respect to pipeline system maintenance and integrity remediation will expand as owners of pipeline systems look for ways to decrease the cost of maintenance and integrity activities and consider outsourcing such activities to service providers such as ourselves.

Downstream Oil & Gas

Decreasing demand for motor fuels and declining commodity prices have caused certain refinery expansion and routine maintenance plans to be delayed.  Other major expansions such as the BP Whiting Refinery and the Motiva expansion in Port Arthur, Texas are proceeding, but at a more measured and cautious pace as owners attempt to capture the cost savings implied by falling steel and other material prices and a more competitive contracting market for engineering and construction services.  Lack of visibility both for our customers and the refinery and petrochemical industries generally has slowed the pace of activity in the near term.  We believe that longer term, the supply of light and medium sweet crude in the United States is declining and that this results in the need to process heavier, more sour crude streams such as those from the Canadian Oil Sands.  Many of the existing refineries require upgrading in order to process this lower quality crude supply. Tighter environmental standards relative to sulfur content in motor fuels should continue to drive additional upgrades to existing refineries. These upgrades, and the more complex units required, should result in more extensive maintenance activities and expenditures. Industry data indicate that the market in the United States for MRO projects will continue to exceed $6 billion per year.

Our Strategy

We apply our core value system to everything we do; and those values provide the foundation for our strategy and execution. Our core values are:

•	Safety,

•	Honesty & integrity,

•	Our people,

•	Our customers,

•	Superior financial performance,

•	Vision & innovation, and

•	Effective communication.

We work diligently to apply these values every day and use them to guide us in the execution of our strategy. We believe by allowing our values to drive the execution of our strategic goals we will increase stockholder value by leveraging our competitive strengths to focus on positioning ourselves for sustained long-term earnings growth.  Key elements of our strategy are as follows:

Focus on Managing Risk

We have implemented a core set of business conduct, practices and policies which have fundamentally improved our risk profile. Examples of our risk management execution include increasing our activity levels in lower risk countries, diversifying our service offerings and end markets, practicing rigorous financial management and limiting contract execution risk. Risk management is emphasized throughout all levels of the organization and covers all aspects of a project from strategic planning and bidding to contract management and financial reporting.

•
Focus resources in markets with the highest risk-adjusted return. We believe North America continues to offer us highly attractive risk-adjusted returns and the majority of our resources are focused on North America. In spite of the current economic dislocation, we believe targeted areas in North America will provide significant opportunities.  More specifically, the monetization of previously developed oil and gas reserves requires connectivity to primary demand end markets; and the ongoing development of unconventional shale gas plays is expected to provide new work opportunities. Even though we are heavily concentrated in North America, we continue to seek international opportunities which can provide superior, more diversified risk-adjusted returns and believe our extensive international experience is a competitive advantage. We relocated our President of International Operations to Muscat, Oman to expand our Middle East operations into UAE and Saudi Arabia.  Additionally, we have opened an office in Libya.  We believe that markets in North Africa and the Middle East may offer attractive opportunities for us in the future given mid- and long-term industry trends.

•
Maintain a conservative contract portfolio. While we will continue to pursue a balanced contract portfolio, current market dynamics suggest our U.S. pipeline operations may be entering a period of increased fixed price contracting opportunities. We believe our fixed price execution experience, our current efforts to realign our cost structure to the rapidly changing market and our improved systems and our focus on risk management provide us a competitive advantage versus many of our competitors.

Leverage Industry Position and Reputation into a Broader Service Offering

We believe the global energy infrastructure market will continue to provide opportunities.  To take advantage of these opportunities, we expect to expand our core capabilities beyond our current offerings and markets, and we are selectively evaluating these prospects. Our established platform and track record position us to expand our expertise into a broader range of related service offerings. We intend to leverage our project management, engineering and construction skills to establish additional service offerings, such as downstream engineering, instrumentation and electrical services, turbo-machinery services, environmental services and pipeline system integrity services. We believe that over time, a more balanced mix of recurring services, such as program management and maintenance services, and capital projects will enhance the earnings profile of our business.

Additionally, we intend to pursue selective strategic acquisitions to complement our organic expansion strategies and to minimize our dependence on the cyclical large-diameter cross-country pipeline construction market. We began this process in 2007 with the InServ and Midwest acquisitions that expanded our service offerings as well as the geographies where we deliver those services. Our November 2007 acquisition of InServ complemented our service offerings to our traditional market of engineering and construction services in the midstream hydrocarbon transportation industry. Our July 2007 acquisition of Midwest significantly enhanced our presence in mainline pipeline construction in Western Canada.  We believe that companies with strong balance sheets and liquidity positions will have opportunities to acquire assets and companies in today’s uncertain market.

Maintain Financial Flexibility

Maintaining the financial flexibility to meet the material, equipment and personnel needs to support our project commitments, as well as the ability to pursue our expansion and diversification objectives is critical to our growth. We view financial strength and flexibility as a fundamental requirement to fulfilling our strategy. As of December 31, 2008, we had liquidity of $257,864 comprised of cash and cash equivalents of $207,864 and unutilized cash borrowing capacity of $50,000 under our revolving credit facility to address our current capital requirements with no short-term borrowings or commercial paper outstanding. For the year ended December 31, 2008, we increased our working capital position, for continuing operations, by $83,026 (41.5 percent) to $283,089 from $200,063 at December 31, 2007. In addition, our $150,000 senior secured revolving credit facility (the “Credit Facility”) provides us additional financial flexibility in the form of $50,000 in cash borrowing capacity to pursue our growth strategy. The combination of our strong cash position, the availability under our existing Credit Facility, and our future cash flow from operations will allow us to focus on the highest return projects available during uncertain economic times as well as pursue our strategy of diversification as opportunities present themselves. The limited availability of credit in the market has not affected our credit facility; nor do we believe that it will impact our ability to access surety bonding in the future.

Leverage Core Service Expertise into Additional Full EPC Contracts

Our core expertise and service offerings allow us to provide our customers with a single source EPC solution which creates greater efficiencies to the benefit of both our customers and our company. As one of the few pipeline constructors with engineering capabilities, we believe we are uniquely positioned to provide this integrated service to our customers. In performing integrated EPC contracts, we establish ourselves as overall project managers from the earliest stages of project inception and are therefore better able to efficiently determine the design, permitting, procurement and construction sequence for a project in connection with making engineering decisions. Our customers benefit from a more seamless execution; while for us, these contracts often yield higher profit margins on the engineering and construction components of the contract compared to stand-alone contracts for similar services. Additionally, this contract structure allows us to deploy our resources more efficiently and capture the engineering, procurement and construction components of these projects.

Willbros Background

We are the successor to the pipeline construction business of Williams Brothers Company, which was started in 1908 by Miller and David Williams and eventually became The Williams Companies, Inc., a major U.S. energy and interstate natural gas and petroleum products transportation company (“Williams”).

In December 1975, Williams elected to discontinue its pipeline construction activities and sold substantially all of the non-U.S. assets and international entities comprising its pipeline construction division to a newly formed, independently owned Panamanian corporation. Ownership of the new privately-held company (eventually renamed Willbros Group, Inc.) changed infrequently during the 1980’s and 1990’s until an initial public offering of common stock was completed in August 1996.

Having been in business for 100 years, we have achieved many milestones, which are summarized as follows:

1915	Began pipeline work in the United States.

1923	First project outside the United States performed in Canada.

1939	Began pipeline work in Venezuela, first project outside North America.

1942-44	Served as principal contractor on the “Big Inch” and “Little Big Inch” War Emergency Pipelines in the United States which delivered Gulf Coast crude oil to the Eastern Seaboard.

1954-55	Built Alaska’s first major pipeline system, consisting of 625 miles of petroleum products pipeline, housing, communications, two tank farms, five pump stations, and marine dock and loading facilities.

1960
Built the first major liquefied petroleum gas pipeline system, the 2,175-mile Mid-America Pipeline in the United States, including six delivery terminals, two operating terminals, 13 pump stations, communications and cavern storage.

1962	Began operations in Nigeria with the commencement of construction of the TransNiger Pipeline, a 170-mile crude oil pipeline.

1964-65	Built the 390-mile Santa Cruz to Sica crude oil pipeline in Bolivia. The highest altitude reached by this line is 14,760 feet (4,500 meters) above sea level.

1965	Began operations in Oman with the commencement of construction of the 175-mile Fahud to Muscat crude oil pipeline system.

1970-72
Built the Trans-Ecuadorian Pipeline, crossing the Andes Mountains, consisting of 315 miles of 20-inch and 26-inch pipeline, seven pump stations, four pressure-reducing stations and six storage tanks. Considered the most logistically difficult pipeline project ever completed at the time.

1974-76	Led a joint venture which built the northernmost 225 miles of the Trans Alaska Pipeline System.

1984-86	Constructed, through a joint venture, the All-American Pipeline System, a 1,240-mile of 30-inch heated pipeline, including 23 pump stations, in the United States.

1988-92
Performed project management, engineering, procurement and field support services to expand the Great Lakes Gas Transmission System in the northern United States. The expansion involved modifications to 13 compressor stations and the addition of 660 miles of 36-inch pipeline in 50 separate loops.

1992-93	Rebuilt oil field gathering systems in Kuwait as part of the post-war reconstruction effort.

1996	Listed shares upon completion of an initial public offering of common stock on the New York Stock Exchange under the symbol “WG.”

2002
Completed engineering and project management of the Gulfstream project, a $1.6 billion natural gas pipeline system from Mobile, Alabama crossing the Gulf of Mexico and serving markets in central and southern Florida.

2003	Completed an EPC contract for the 665-mile of 30-inch crude oil Chad–Cameroon Pipeline Project, through a joint venture with another international contractor.

2007	Completed the sale of our Nigerian interests in February 2007. Acquired Midwest in July 2007 and InServ in November 2007.

2008	Completed two 36-inch loops in Northern Alberta for Trans Canada. First major project following Midwest acquisition.

Completed approximately 190 miles of the Southeast Supply Header, LLC ("SESH") project that connects the Perryville Hub in northeast Louisiana with the Gulfstream Natural Gas System, L.L.C. pipeline in Mobile County, Alabama.

GEOGRAPHIC REGIONS

We operate globally but have refocused our operations in recent years on certain markets in North America and the Middle East. Our continuing operations contract revenue by geographic region for recent years is shown in the following table:

	Year Ended December 31,
	2008		2007		2006
	Amount	Percent	Amount	Percent	Amount	Percent

Contract Revenue
United States	$1,440,239	75.4%	$612,647	64.7%	$312,121	57.5%
Canada	387,498	20.2%	244,806	25.8%	161,924	29.8%
Oman	84,967	4.4%	90,238	9.5%	69,214	12.7%
Total	$1,912,704	100.0%	$947,691	100.0%	$543,259	100.0%

United States

We believe that the United States will continue to be an important market for our services. While current economic and financial conditions are creating uncertainty around the timing of many capital projects, longer term capacity additions are expected to be significant.  The February 2009 Oil & Gas Journal survey of planned worldwide pipeline construction indicates additional planned projects, for 2009 and beyond, in the United States and Canada, of nearly 25,000 miles, an increase of approximately 20 percent over 2008.  In the current environment, energy producers appear to be focusing development budget spending on exploiting more cost effective reserves in the newer shale plays in the United States and Canada.  Many of the most significant shales, particularly the Marcellus, Haynesville and Fayetteville, require substantial gathering and takeaway infrastructure which we believe will create opportunities for our engineering and construction services.  Alaska also holds significant reserves requiring potentially greater levels of infrastructure investment.  Liquefied natural gas (“LNG”) will likely play a meaningful role in satisfying North American energy needs in the future, creating additional opportunities for our services, but we expect greater near term focus to be placed on the development of reserves in the United States. Additionally, deregulation of the electric power and natural gas pipeline industries in the United States has led to the consolidation and reconfiguration of existing pipeline infrastructure and the establishment of new energy transport systems, which we expect will result in continued demand for our services in the mid to long-term.  Environmental concerns will likely continue to require careful, thorough and specialized professional engineering and planning for all new facilities within the oil, gas and power sectors. Furthermore, the demand for replacement and rehabilitation of pipelines is expected to increase as pipeline systems in the United States approach the end of their design lives and population trends influence overall energy needs. We are recognized as an industry leader in the United States for providing project management, engineering, and procurement and construction services. We maintain a staff of experienced management, construction, engineering and support personnel in the United States. We provide these services through engineering offices located in Tulsa, Oklahoma and Kansas City, Missouri. Construction operations based in Houston, Texas provide the majority of construction services in the United States.

The United States remains the primary market for our downstream oil and gas services.  With a nationwide reach, we have experience serving 91 of the 149 operable refineries in the country.  While capital budget reductions among our customers are likely to impact spending on some capital construction projects of the type performed by our Downstream Oil & Gas segment, many of our services are less dependent upon capital expenditures.  In particular, turnaround and maintenance projects are performed routinely and are typically less susceptible to fluctuations in hydrocarbon prices.  With the Clean Air Act of 1990 pushing the refining industry to meet stringent limitations on the sulfur content in gasoline fuels, Downstream Oil & Gas benefited from the influx of Clean Fuels projects from 2000 to 2005.  Over the next few years, refiners will be required to meet other mandates by the Environmental Protection Agency (“EPA”), including reducing the sulfur content level in diesel fuels and reducing the benzene content in other motor fuels.  To comply with this mandate, refiners are required to modify and/or expand existing distillate hydro treating or hydro cracking capacity. Additionally, with refineries until recently operating at near capacity as a result of strong demand for gasoline, many U.S. operators have delayed their maintenance and turnaround projects to minimize loss time, implying more intensive maintenance and turnaround projects in the near term.

We have also provided significant engineering and facility management services to U.S. government agencies during the past 25 years, particularly in fuel storage and distribution systems and aircraft fueling facilities.

Canada

Rapid declines in global oil prices since mid 2008 have increased uncertainty regarding the near term economic viability of many investments in the oil sands region of northern Alberta, Canada. As a result, a number of key participants in the region have reduced capital expenditure plans for 2009 and, in some cases, delayed significant capital projects.  However, the Canadian Energy Research Institute (CERI) still projects over Cdn $200 billion to be invested by the end of 2020. Installed capacity combined with ongoing investment offers prospective fabrication and installation work as well as maintenance opportunities. Additionally, several options are under consideration with respect to transporting processed crude oil or unrefined bitumen, to markets in the United States and Asia via export pipelines from the region. The need for additional process fuel for the oil sands also is driving the development of new pipeline infrastructure from the Mackenzie Delta region. Construction, fabrication and maintenance services in Canada are provided primarily through facilities and resources located in Ft. McMurray and Edmonton, Alberta, where we maintain fabrication facilities, including capabilities for chrome carbide overlay (“CCO”), which is high in demand, to reduce erosion in transmission piping. CCO is a process of treating pipe to withstand the highly abrasive bitumen sand slurry transported from mining sites to separation facilities.

Middle East

Our operations in the Middle East date back to 1948. We have worked in most of the countries in the region, with particularly heavy involvement in Kuwait, Oman and Saudi Arabia. Currently, we have ongoing operations in Oman, where we have been active continuously for more than 40 years. We maintain a fully staffed facility in Oman with equipment repair facilities and spare parts on site and offer construction expertise, repair and maintenance services, engineering support, oil field transport services, materials procurement and a variety of related services to our clients. We believe our presence in Oman and our experience there and in other Middle Eastern countries will enable us to successfully win and perform projects in this region. We have evaluated the opportunities in the Middle East and determined that we should focus our efforts on continued development of our operations in Oman and the extension of that expertise and capability into the markets in the United Arab Emirates and Saudi Arabia.  In Saudi Arabia, we have an existing joint venture relationship that allows us to monitor and pursue opportunities.

Africa

Africa has been an important strategic market for us and may remain so, despite our decision to exit Nigeria in 2006. There are large, potentially exploitable hydrocarbon reserves in North Africa. Depending upon the world market for oil and natural gas and the availability of financing, the amount of potential new work could be substantial. Currently, we are monitoring or bidding on major work prospects in Libya.

South America

The political situation in several South American countries remains uncertain and projects in these countries continue to be delayed. Because the governments of these countries continue to pursue agendas which include nationalization and/or renegotiation of contracts with foreign investors, we view these markets as having limited opportunities.

Backlog

In our industry, backlog is considered an indicator of potential future performance because it represents a portion of the future revenue stream. Our strategy is not focused solely on backlog additions but, capturing quality backlog with margins commensurate with the risks associated with a given project.

Backlog consists of anticipated revenue from the uncompleted portions of existing contracts and contracts whose award is reasonably assured.

We believe the backlog figures are firm, subject only to the cancellation and modification provisions contained in various contracts. Additionally, due to the short duration of many jobs, revenue associated with jobs performed within a reporting period will not be reflected in quarterly backlog reports. We generate revenue from numerous sources, including contracts of long or short duration entered into during a year as well as from various contractual processes, including change orders, extra work, variations in the scope of work and the effect of escalation or currency fluctuation formulas. These revenue sources are not added to backlog until realization is assured. For discussion of backlog, see Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following table shows our backlog from continuing operations by operating segment and geographic location as of December 31, 2008 and 2007:

	Year Ended December 31,
	2008		2007
	Amount	Percent	Amount	Percent

Upstream Oil & Gas	$484,068	73.8%	$1,105,795	84.7%
Downstream Oil & Gas	171,426	26.2%	199,646	15.3%
Total backlog	$655,494	100.0%	$1,305,441	100.0%

	December 31, 2008		December 31, 2007
	Amount	Percent	Amount	Percent
Geographic Region
United States	$492,621	75.2%	$1,014,351	77.7%
Canada	128,692	19.6%	215,527	16.5%
Oman	34,181	5.2%	75,563	5.8%
Total backlog	$655,494	100.0%	$1,305,441	100.0%

	Year Ended December 31,
	2008	2007	2006	2005	2004
Total Backlog	$655,494	$1,305,441	$602,272	$240,373	$73,343

Competition

We operate in a highly competitive environment. We compete against government-owned or supported companies and other companies that have financial and other resources substantially in excess of those available to us. In certain markets, we compete against national and regional firms against which we may not be price competitive. We have different competitors in different markets.

In the United States, our primary upstream oil and gas construction competitors on a national basis include Associated Pipeline Contractors, Price Gregory Services, Sheehan Pipeline Construction, U.S. Pipeline and Welded Construction. In addition, there are a number of regional competitors, such as Sunland, Dyess, Flint, and Jomax.

Our primary competitors in the downstream oil and gas market include AltairStrickland, JV Industrial Companies, Plant Performance Services, KBR, Chicago Bridge & Iron and Matrix Services.

Our primary competitors in the engineering market include CH2M Hill, Gulf Interstate, Universal Ensco, Trigon, Mustang Engineering and ENGlobal Engineering.

Our primary competitors for international onshore construction projects in developing countries include Technip (France), CCC (Lebanon), Saipem (Italy), Spie-Capag (France), Techint (Argentina), Bechtel (U.S.), Stroytransgaz (Russia), Tekfen (Turkey), and Nacap (Netherlands). In Canada, competitors for onshore pipeline construction assignments include North American Energy Services, Flint Energy Services and OJ Pipelines.  As a result, we may be more cost effective than our competitors in certain instances or offer a superior value proposition.

In Oman, competitors in oil field transport services include Ofsat and TruckOman, both Omani companies; and in construction and the installation of flow lines and mechanical services, we compete with Gulf Petrochemical Services (Oman), CCC (Lebanon), Dodsal (India), Saipem (Italy), Special Technical Services (Oman) and Galfar (Oman).

Contract Provisions and Subcontracting

Most of our revenue is derived from engineering, construction and EPC contracts. The majority of our contracts fall into the following basic categories:

•
firm fixed-price or lump sum fixed-price contracts, providing for a single price for the total amount of work or for a number of fixed lump sums for the various work elements comprising the total price;

•
cost plus fixed fee contracts under which income is earned solely from the fee received. Bidding cost plus fixed fee contracts has been the focus of our large pipeline construction project efforts in 2008, but we anticipate this will decrease in 2009;

•	unit-price contracts, which specify a price for each unit of work performed;
•	time and materials contracts, under which personnel and equipment are provided under an agreed schedule of daily rates with other direct costs being reimbursable; and
•	a combination of the above (such as lump sums for certain items and unit rates for others).

Changes in scope of work are subject to change orders to be agreed upon by both parties. Change orders not agreed to in either scope or price result in claims to be resolved in a dispute resolution process. These change orders and claims can affect our contract revenue either positively or negatively.

We usually obtain contracts through competitive bidding or through negotiations with long-standing clients. We are typically invited to bid on projects undertaken by our clients who maintain approved bidder lists. Bidders are pre-qualified by virtue of their prior performance for such clients, as well as their experience, reputation for quality, safety record, financial strength and bonding capacity.

In evaluating bid opportunities, we consider such factors as the client, the geographic location, the difficulty of the work, our current and projected workload, the likelihood of additional work, the project’s cost and profitability estimates, and our competitive advantage relative to other likely bidders. We give careful thought and consideration to the political and financial stability of the country or region where the work is to be performed. The bid estimate forms the basis of a project budget against which performance is tracked through a project control system, enabling management to monitor projects effectively.

All U.S. government contracts and many of our other contracts provide for termination of the contract for the convenience of the client. In addition, some contracts are subject to certain completion schedule requirements that require us to pay liquidated damages in the event schedules are not met as the result of circumstances within our control.

We act as prime contractor on a majority of the construction projects we undertake. In our capacity as prime contractor and when acting as a subcontractor, we perform most of the work on our projects with our own resources and typically subcontract only such specialized activities as hazardous waste removal, horizontal directional drills, non-destructive inspection, and catering and security. In the construction industry, the prime contractor is normally responsible for the performance of the entire contract, including subcontract work. Thus, when acting as a prime contractor, we are subject to the risk associated with the failure of one or more subcontractors to perform as anticipated.

Under a fixed-price contract, we agree on the price that we will receive for the entire project, based upon specific assumptions and project criteria. If our estimates of our own costs to complete the project are below the actual costs that we may incur, our margins will decrease, and we may incur a loss. The revenue, cost and gross profit realized on a fixed-price contract will often vary from the estimated amounts because of unforeseen conditions or changes in job conditions and variations in labor and equipment productivity over the term of the contract. If we are unsuccessful in mitigating these risks, we may realize gross profits that are different from those originally estimated and may incur losses on projects. Depending on the size of a project, these variations from estimated contract performance could have a significant effect on our operating results for any quarter or year. In some cases, we are able to recover additional costs and profits from the client through the change order process. In general, turnkey contracts to be performed on a fixed-price basis involve an increased risk of significant variations. This is a result of the long-term nature of these contracts and the inherent difficulties in estimating costs, and of the interrelationship of the integrated services to be provided under these contracts whereby unanticipated costs or delays in performing part of the contract can have compounding effects by increasing costs of performing other parts of the contract. Our accounting policy related to contract variations and claims requires recognition of all costs as incurred. Revenue from change orders, extra work and variations in the scope of work is recognized when an agreement is reached with the client as to the scope of work and when it is probable that the cost of such work will be recovered in a change in contract price. Profit on change orders, extra work and variations in the scope of work are recognized when realization is assured beyond a reasonable doubt. Also included in contract costs and recognized income not yet billed on uncompleted contracts are amounts we seek or will seek to collect from customers or others for errors or changes in contract specifications or design, contract change orders in dispute or unapproved as to both scope and price, or other customer-related causes of unanticipated additional contract costs (unapproved change orders). These amounts are recorded at their estimated net realizable value when realization is probable and can be reasonably estimated. Unapproved change orders and claims also involve the use of estimates, and it is reasonably possible that revisions to the estimated recoverable amounts of recorded unapproved change orders may be made in the near term. If we do not successfully resolve these matters, a net expense (recorded as a reduction in revenues), may be required, in addition to amounts that have been previously provided.

Employees

At December 31, 2008, we employed directly a multi-national work force of 6,512 persons, of which approximately 85.5 percent were citizens of the respective countries in which they work.  Although the level of activity varies from year to year, we have maintained an average work force of approximately 4,310 over the past five years.  The minimum employment during that period has been 3,282 and the maximum was 6,512. At December 31, 2008, approximately 20.7 percent of our employees were covered by collective bargaining agreements. We believe relations with our employees are satisfactory. The following table sets forth the location of employees by work countries as of December 31, 2008:

	Number of Employees	Percent
U.S. Upstream Oil & Gas	2,670	41.0%
U.S. Downstream Oil & Gas	1,151	17.6%
U.S. Administration	119	1.8%
Canada	1,079	16.6%
Oman	1,489	22.9%
Other	4	.1%
Total	6,512	100.0%

Equipment

We own, lease and maintain a fleet of generally standardized construction, transportation and support equipment. In 2008 and 2007, expenditures for capital equipment were approximately $53,000 and $74,500, respectively. At December 31, 2008, the net book value of our property, plant, and equipment was approximately $150,000.

We are constantly evaluating the availability of equipment and in recent years have leased equipment to ensure its availability to support projects.  We entered into various capital leases in 2008 and 2007 adding approximately $66,300 of equipment during these periods. We continue to evaluate expected equipment utilization, given anticipated market conditions, and may buy or lease new equipment and dispose of underutilized equipment from time to time. All equipment is subject to scheduled maintenance to maximize fleet readiness. We have maintenance facilities at Azaiba, Oman; Ft. McMurray, Alberta, Canada; and Houston, Texas, United States, as well as temporary site facilities on major jobs to minimize downtime. In 2006, we decided to consolidate our equipment yards and equipment maintenance activities in the United States and sold our Channelview, Texas facility in 2007 and bought at auction additional property adjoining our Houston equipment yard and building.

Facilities

The principal facilities that we utilize to operate our business are:

Principal Facilities
Business Unit	Location	Size	Description	Ownership
U.S. Upstream Oil & Gas	Houston, TX	20 acres, 35,022 sq. ft.	Equipment yard and maintenance facility Warehouse and office	Own

	Houston, TX	14 acres 100,000 sq. ft.	Manufacturing and general warehousing	Leased

	Tulsa, OK	27,610 sq. ft.	Office space	Leased

	Tulsa, OK	100,000 sq. ft.	Office space	Own

	Kansas City, MO	14,437 sq. ft.	Office space	Leased

U.S. Downstream Oil & Gas	Catoosa, OK	30 acres 125,000 sq. ft.	Manufacturing, general warehousing and office space	Own
	Tulsa, OK	73 acres, 163,000 sq. ft.	Manufacturing, general warehousing and office space	Own

U.S. Administration	Houston, TX	43,034 sq. ft.	Office space	Leased

Canada	Edmonton, Alberta, Canada	22.75 acres 25,000 sq. ft.	Fabrication	Own

	Ft. McMurray, Alberta, Canada	3.93 acres 10,200 sq. ft.	Fabrication	Own

	Acheson, Alberta Canada	10.25 acres 17,000 sq. ft.	Office space and equipment yard	Own

	Edmonton, Alberta, Canada	25,000 sq. ft.	Office space	Leased

Oman	Oman	31,000 sq. ft.	Office space, fabrication, and maintenance facility	Leased

Headquarters	Panama	400 sq. ft.	Office space	Leased

We lease other facilities used in our operations, primarily sales/shop offices, equipment sites and expatriate housing units in the United States, Canada and Oman. Rent expense for all leased facilities was approximately $3,000 in 2008 and $1,600 in 2007.

Insurance and Bonding

Operational risks are analyzed and categorized by our risk management department and are insured through major international insurance brokers under a comprehensive insurance program, which includes commercial insurance policies, consisting of the types and amounts typically carried by companies engaged in the worldwide engineering and construction industry. We maintain worldwide master policies written mostly through highly-rated insurers. These policies cover our property, plant, equipment and cargo against all normally insurable risks, including war risk, political risk and terrorism in third-world countries. Other policies cover our workers and liabilities arising out of our operations. Primary and excess liability insurance limits are consistent with the level of our asset base. Risks of loss or damage to project works and materials are often insured on our behalf by our clients. On other projects, “builders all risk insurance” is purchased when deemed necessary. Substantially all insurance is purchased and maintained at the corporate level, other than certain basic insurance, which must be purchased in some countries in order to comply with local insurance laws.

The insurance protection we maintain may not be sufficient or effective under all circumstances or against all hazards to which we may be subject. An enforceable claim for which we are not fully insured could have a material adverse effect on our results of operations. In the future, our ability to maintain insurance, which may not be available or at rates we consider reasonable, may be affected by events over which we have no control, such as those that occurred on September 11, 2001. In 2008 we were not constrained by our ability to bond new projects, nor have we been negatively impacted in early 2009.